Exhibit 1.2

Operating Agreement dated as of May 30, 2006, by and between Xethanol Corporation and the Coastal Energy Development, Inc.

OPERATING AGREEMENT

OF

COASTALXETHANOL, LLC

Dated as of May 30, 2006

THIS OPERATING AGREEMENT is entered into and shall be effective as of May 30, 2006, by and between Xethanol Corporation, a Delaware Corporation and Coastal Energy Development, Inc., a Georgia Corporation.

PRELIMINARY STATEMENT

CoastalXethanol, LLC (”CX”), was formed on April 17, 2006 by the filing of a certificate of formation in the Office of the Secretary of State of the State of Delaware. The parties to this agreement wish to set forth the terms and conditions under which they will be members in CX and upon which CX will operate, which are the terms and conditions set forth below.

ARTICLE I
DEFINITIONS

Section 1.1 Definitions. When used in this Agreement, the following capitalized terms shall have the meanings set forth in this Section, unless the context otherwise requires:

"Accountants" means a regionally or nationally recognized firm of independent certified public accountants as may be engaged by the Manager on behalf of CX.

"Act" means the Delaware Limited Liability Company Act set forth in Sections 18-101 to 18-1109 of Title 6 of the Delaware Code, as amended from time to time (or any corresponding provision or provisions of succeeding law).

"Adjusted Capital Account Deficit" means, with respect to the Capital Account maintained for a Member at the close of any Fiscal Year, the deficit balance in such Capital Account at such time (determined by (i) crediting to such Capital Account the amount of such Member's Deficit Restoration Obligation at that time; and (ii) charging to such Capital Account (x) any adjustments described in Section 1.7041(b)(2)(ii)(d)(4) of the Treasury Regulations that, at such time, are reasonably expected to be made to such Account, (y) any allocations described in Section 1.704-1(b)(2)(ii)(d)(5) of the Treasury Regulations that, at such time, are reasonably expected to be made to such Member, and (z) any distributions described in Section 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations that, at such time, are reasonably expected to be made to such Member.

"Affiliate" means, with respect to any specified person, (i) any other person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person; (ii) any other person that is an officer of, director of, partner in, member in, or trustee of, or serves in a similar capacity with respect to, such specified person or of which such specified person is an officer, director, member, partner or trustee, or with respect to which such specified person serves in a similar capacity; (iii) any other person that, directly or indirectly, is the beneficial owner of ten (10%) percent or more of any class of the equity securities of such specified person or of which such specified person is directly or indirectly the beneficial owner of ten (10%) percent or more of any class of equity securities; or (iv) any relative or spouse of such specified person who makes his home with such specified person; except that a person who is a member in a limited liability company, a partner in a partnership, or a participant in a joint venture, with CX or any Affiliate of CX is not an Affiliate of CX or any Member if such person is not otherwise an Affiliate thereof.

"Agreement" means this operating agreement, as originally executed and as amended from time to time.

"Bankruptcy" means, with respect to any person, the (i) commencement by such person of a voluntary case for relief as a debtor under the United States Bankruptcy Code or the filing by such person of a petition to take advantage of any other present or future insolvency act or other applicable law relating to bankruptcy, insolvency, reorganization, or relief of debtors; (ii) making by such Person of an assignment for the benefit of creditors; (iii) consent by such Person to, or acquiescence in by such Person of, the appointment of a receiver, liquidator, trustee, custodian, or other similar official of such Person or of the whole or any substantial part of such person's properties or assets; (iv) entering by a court of competent jurisdiction of an order, judgment, or decree, appointing a receiver, liquidator, trustee, custodian, or other similar official of such person or of the whole or any substantial part of such person's properties or assets, which order, judgment, or decree has remained un-vacated, or not set aside, or unstayed, for a period of not less than one hundred twenty (120) days; (v) commencement of an involuntary case against such person under the United States Bankruptcy Code, or filing against such person of a petition seeking similar relief under any other present or future insolvency act or other applicable law relating to bankruptcy, insolvency, reorganization, or relief of debtors, which case or petition has remained undismissed for not less than one hundred twenty (120) days; (vi) assumption, under the provisions of any other law for the re-lief or aid of debtors, by any court of competent jurisdiction of custody or control of such person or the whole or any substantial part of such person's properties or assets, which custody or control remains unvacated or unstayed for not less than one hundred twenty (120) days; or (vii) in the case of a Member that is a corporation, partnership or limited liability company, the liquidation or dissolution of such Member.

"Business Day" means any day, other than a Saturday a Sunday or a day on which commercial banks in New York City are either required or authorized to close.

"Capital Account" means the capital account established on the books of the CX for any Member in accordance with the provisions of Section 4.1.

"Capital Contribution" means, with respect to any Member, (i) the amount of money contributed to, or expended on behalf of, CX by such Member with respect to his interest in CX, and (ii) the Initial Gross Asset Value of any property (other than money or a promissory note that is made by such Member and that is not readily traded on an established securities market) contributed to CX by such Member with respect to his interest in CX.

"Certificate of Cancellation" means the certificate of cancellation filed with the Secretary pursuant to the Act to reflect the dissolution of CX.

“CED” means Coastal Energy Development, Inc., a corporation organized under the laws of the State of Georgia, and its successors or assigns.

"Code" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provision or provisions of any subsequent federal revenue law).

"CX" means CoastalXethanol, LLC, a Delaware limited liability company.

"Daily Percentage Interest" means, with respect to any Member for any period, the quotient obtained by dividing (x) the sum obtained by adding such Member's Percentage Interest at the opening of each Business Day within such period, by (y) the number of Business Days within such period.

"Default Rules" means a rule provided by the Act that (i) structures, defines or regulates the finances, governance, operations or other aspect of a limited liability company formed under the Act, and (ii) applies except to the extent it is negated or modified through the provisions of a limited liability company's certificate of formation or operating agreement.

"Deficit Restoration Obligation" means, with respect to any Member at the end of any Fiscal Year, the amount such Member is obligated to restore under applicable law or pursuant to any provision of this Agreement on account of a deficit balance in such Member's Capital Account or is deemed obligated to restore under Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations (determined after taking into account any changes in the Minimum Gain and the Member Minimum Gain during such Fiscal Year).

"Dissolution Event" means an event described in Section 12.1.

"Excess Nonrecourse Liabilities" means, at any time, means the nonrecourse liabilities of CX not allocated under paragraphs (a)(1) and (a)(2) of Section 1.752-3 of the Treasury Regulations.

"Fiscal Year" means (i) the period commencing on the Activation Date and ending on the earlier of the following December 31 or the date on which CX completely liquidates; and (ii) any subsequent period beginning on January 1 and ending on the earlier of the following December 31 or the date on which CX completely liquidates.

“GAAP” means, at any time, generally accepted accounting principles, as set forth in opinions of the accounting principles board of the American Institute of Certified Public Accountants and in the Financial Accounting Standards Board Statements that are then applicable.

"Gross Asset Value" means, at any time (i) with respect to any asset whose Gross Asset Value has not been adjusted pursuant to Section 4.3 or Section 4.5, the Initial Gross Asset Value of such asset, adjusted by the depreciation (or cost recovery) or amortization taken into account with respect to such asset for purposes of determining Profit and Loss; and (ii) with respect to any asset whose Initial Gross Asset Value has been adjusted pursuant to Section 4.3 or Section 4.5, the Gross Asset Value of such asset immediately following the last such adjustment, adjusted by the depreciation (or cost recovery) or amortization taken into account subsequent to such adjustment with respect to such asset for purposes of determining Profit and Loss.

“Initial Gross Asset Value” means (i) in the case of an asset that is contributed to CX, the gross fair market value of such asset on the contribution date, as determined by the Managers; and (ii) in the case of any other asset, the basis of such asset at the time it as acquired by CX (as detemined for federal income tax purposes).

"Interest" means a Member's entire interest in CX, including such Member's interest in the capital and profits of and dis-tributions by CX.

"Involuntary Transfer" means the death or Legal Incompetency of a Member or any transaction, proceeding or action by or in which a Member shall be involuntarily deprived or divested of any right, title or interest in or to any of such Member’s Interest, including, without limitation, any seizure under levy of attachment or execution, Transfer in connection with Bankruptcy or other court proceedings to a trustee in Bankruptcy or receiver or other officer or agency, any Transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property, or any Transfer arising out of or resulting from a judgment or decree in divorce including any separation agreement incorporated therein.

"Issuance Item" means any income, gain, loss or deduction realized as a direct or indirect result of the issuance of Interests by CX.

"Liquidator" means the person appointed pursuant to Section 12.8.1 to oversee the liquidation of CX.

"Loss" means, for any Fiscal Year, an amount equal to the loss incurred by CX (determined in accordance with Section 5.1).

"Majority-in-Interest" means, at any time, Members whose aggregate Percentage Interest then exceeds fifty (50%) percent.

"Manager" means, at any time, any person who is then a manager of CX (within the meaning of Section 18-101(10) of the Act).

"Member" means, at any time, any person who is then a member of CX (within the meaning of Section 18-101(11) of the Act).

"Member Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Minimum Gain that would result if such Debt were treated as a Nonrecourse Liability (determined in accordance with Section 1.704-2(i)(3) of the Treasury Regulations).

"Member Nonrecourse Debt" means any liability of CX that is a partner nonrecourse debt (as that term is defined by Section 1.704-2(b)(4) of the Treasury Regulations).

"Member Nonrecourse Deductions" means, for any Fiscal Year, the partner nonrecourse deductions of CX for such Fiscal Year (de-termined in accordance with Section 1.704-2(i)(2) of the Treasury Regulations).

"Minimum Gain" means, at the close of any Fiscal Year, the minimum gain of CX (determined in accordance with Section 1.704-2(i)(2) of the Treasury Regulations).

"Net Cash Flow" means, for any Fiscal Year, the sum of (x) the excess of (A) the gross cash proceeds received by CX in such Fiscal Year (including the net cash proceeds from all sales and other dispositions and refinancings of assets), over (B) the portion of such proceeds used in such Fiscal Year to pay or establish reserves for the expenses, debt payments, capital improvements, replacements and contingencies, and (y) any reductions in such Fiscal Year of previously established reserves.

"Nonrecourse Deductions" means, for any Fiscal Year, the nonrecourse deductions of CX for such Fiscal Year (determined in accordance with Section 1.704-2(b)(1) of the Treasury Regulations).

"Nonrecourse Liability" means a liability of CX that is a nonrecourse liability (as that term is defined in Section 1.704-2(b)(3) of the Treasury Regulations).

"Percentage Interest" means with respect to any Member on any day, the percentage set forth opposite such Mem-ber's name for such day on the schedule annexed hereto as Exhibit C.

“Permitted Transferee” means, with respect to any Interest, any person who acquired such Interest (or any portion thereof) in one or a series of transfers permitted pursuant to Section 11.2.

"Person" (whether or not capitalized) means any individual, partnership, corporation, limited liability company, association, trust, estate, joint venture, unincorporated organization or other entity and any government, governmental agency or political subdivision.

“Prime Rate” means the Prime Rate as published in the Wall Street Journal, and shall change concurrently with each change in such published Prime Rate.

"Profit" means, for any Fiscal Year, the amount equal to the profit of CX for such Fiscal Year (de-termined in accordance with Section 5.1).

"Percentage Interest" means with respect to any Member on any day, the percentage set forth opposite such Member's name for such day on the schedule annexed hereto as Exhibit C.

"Regulatory Allocations" means, collectively, the allocations set forth in Sections 5.3.2 and Section 5.4 (other than the allocation set forth in Section 5.4.8).

"Secretary" means the Secretary of State of the State of Delaware.

“Xethanol” means Xethanol Corporation, a corporation organized under the laws of the State of Delaware, and its successors or assigns.

"Transfer" means, as a verb, to sell, assign, convey, donate, contribute, exchange, lease, mortgage, pledge, encumber or otherwise dispose of all or part of any interest in CX, or to contract to do any of the foregoing, and as a noun, any sale, assignment, conveyance, donation, contribution, exchange, lease, mortgage, pledge, encumbrance or other disposition of all or any part of any such interest or any contract to effect any of the foregoing.

"Treasury Regulations" means the official Treasury Department in-terpretation of the Code found in Title 26 of the Code of Federal Regulations.

  Section 1.2 Rules of Construction . Unless the context otherwise requires, (i) a term shall have the meaning assigned to it in Section 1.1; (ii) an accounting term not otherwise defined shall have the meaning assigned to it in accordance with GAAP; (iii) "or" shall not be exclusive; (iv) words in the singular shall include the plural, and vice versa; (v) words in the masculine gender shall include the feminine and neuter, and vice versa; and (vi) any reference to an "Article" or "Section," if not otherwise modified, shall be a reference to an Article or Section of this Agreement.

ARTICLE II
ORGANIZATIONAL MATTERS

Section 2.1 Company Name. The name of the company is "CoastalXethanol, LLC." All Company business shall be conducted in such name.

Section 2.2 Principal Place of Business. The principal place of business of CX is located at 2 East Bryan Street, Suite 610, Savannah, Georgia 31401. CX may change the principal place of business and establish other places of business as determined by the Managers from time to time.

Section 2.3 Filings; Registered Agents .

Section 2.3.1 Filings. The Certificate of Formation was filed with the Secretary on April 17, 2006 in accordance with Section 18-206 of the Act. The Managers shall take any and all other actions reasonably necessary to perfect and maintain the status of CX as a limited liability company under the laws of the State of Delaware, including the preparation and filing of such amendments to the Certificate of Formation and such other certificates, documents, instruments and publications as may be required by law, including action to reflect (i) a change in the name of CX approved by the Members; or (ii) a correction of a false or erroneous statement in the Certificate of Formation or the desire of the Members to make a change in any statement therein in order that it shall accurately represent the agreement among themselves. The Managers shall take any and all other actions reasonably necessary to perfect and maintain the status of CX as a limited liability company or similar type of entity under the laws of any other jurisdiction in which CX engages, or intends to engage, in business.

Section 2.3.2 Registered Agents. The registered agent upon whom process against CX may be served within the State of Delaware shall be CT Corporation or any successor as appointed by the Managers. The Managers may desig-nate, from time to time, a registered agent for receipt of process upon CX within or without the State of New York.

Section 2.4 Company Purposes. CX has been formed for the purpose of (i) initiating, developing, investing in and managing projects for the production of ethanol in the Sate of Georgia and in the counties of South Carolina in which the cities of Charleston and Georgetown are located; (ii) engaging in any or all general business activities that may be related or incidental to, or may appear conducive or expedient for the accomplishment of, the foregoing ; and (iii) engaging in any business or activity that might be engaged in or carried on by a limited liability company formed under the Act.

Section 2.5 Term. CX shall have no specific date of dissolution.

Section 2.6 Title to Property. All property owned by CX shall be owned by CX as an entity and no Member shall have any ownership interest in such property in his individual name, and each Member's interest in CX shall be personal property for all purposes. At all times after the date of this Agreement, CX shall hold title to all of its property in its own name and not in the name of any Member.

ARTICLE III
CAPITAL STRUCTURE

Section 3.1 Capital Contributions; Current Capital Account Balances. The names, addresses of the Members and the aggregate amounts contributed by each of them are set forth on the schedule annexed hereto as Exhibit A.

Section 3.2 Additional Capital Contributions. The Members may, in their sole discretion, from time to time make additional Capital Contributions to CX.

Section 3.3 Admission of Members. CX, with the unanimous consent of its Members, may, at any time, accept a Capital Contribution from any person that is not a Member, grant such person such preferences, priorities, voting power and Percentage Interest as they deem to be necessary or appropriate and admit such person to CX as a Member upon the execution and delivery by such person of such instruments as the Members may reasonably deem to be necessary or appropriate.

Section 3.4 Loans.

3.4.1 Any Member may, with the approval of the Managers, lend or advance money to CX. If any Member shall make any loan or loans to CX or advance money on its behalf, the amount of any such loan or advance shall not be treated as a Capital Contribution but shall be a debt due from CX. The amount of any such loan or advance shall be repayable out of CX's cash and shall bear interest at the rate agreed between CX and the lending Member. No Member shall be obligated to make any loan or advance to CX.

3.4.2 Without limiting the foregoing, CX may (but shall have no obligation to) make loans to CED from time to time in order to provide CED with working capital necessary for its operations. Such loans shall be repayable on demand, and shall bear interest at the Prime Rate, as in effect from time to time. Such loans shall be evidenced by a grid note made payable by CED to the order of CX. All of such loans (including the principal thereof, interest accrued thereon and other fees, charges and expenses payable with respect thereto) shall be repaid before CX may make any distributions to CED in respect of its membership interest.

Section 3.5 Company Capital.

Section 3.5.1 Interest. CX shall not pay interest on any Capital Contribution.

Section 3.5.2 Returns and Withdrawals. No Member shall have the right to withdraw or receive any return of his Capital Contribution, except as expressly provided by Article VI or Article XII, and no Capital Contribution may be returned in the form of property (other than money), except as specifically provided by Section 12.9.

ARTICLE IV
CAPITAL ACCOUNTS

Section 4.1 Establishment . A single Capital Account shall be established on the books of CX for each Member.

Section 4.2 Maintenance of Capital Accounts . The Capital Account established for any Person shall be maintained in accordance with the following rules.

Section 4.2.1 Basic Rules. The Capital Account estab-lished for any Member shall be (i) credited with (A) such Member's Capital Contributions, (B) such Member's allocable share of Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Section 5.6 or Section 5.7, and (C) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member by CX; and (ii) charged with (A) the amount of money and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, (B) such Member's allocable share of Losses and any items in the nature of expense or loss that are specially allocated to such Member pursuant to Section 5.6 or Section 5.7, and (C) the amount of such Member's liabilities assumed by CX or that are secured by any property contributed to CX by such Member.

Section 4.2.2 Treatment of Liabilities. The amount of any liability shall be determined for purposes of this Section 4.2 taking into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

Section 4.2.3 Treatment of Certain Promissory Notes. If a promissory note (other than a note that is readily tradeable on an established securities market) is contributed to CX by the Person who is the maker of such note, such Person's Capital Account shall be credited on account of the contribution of such note only when there is a taxable disposition of such note by CX or when the maker makes principal payments on such note.

Section 4.3 Revaluations of Property . The Gross Asset Values of all Company assets shall be adjusted to their respective gross fair market values (taking Section 7701(g) of the Code into account) as of the following times: (i) the acquisition of an additional interest in CX by any new or existing Member in exchange for more than a de minimis amount of money or other property; (ii) the distribution by CX to a Member of more than a de minimis amount of money or other property as consideration for an interest in CX; and (iii) the liquidation of CX within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, provided, however, that adjustments made at the times described in clauses (i) and (ii) of this Section 4.3 shall be made only if the Managers reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members. The determination of the Gross Asset Values of all Company assets for purposes of this Section 4.3 shall be made by the Managers, in their reasonable discretion.

Section 4.4 Adjustments to Book Values of Distributed Property . The Gross Asset Values of any asset distributed to a Member by CX shall be adjusted to the gross fair market value (taking Section 7701(g) of the Code into account) of such asset on the distribution date, as determined by the Managers.

Section 4.5 Certain Other Adjustments to Book Values of Property . The Gross Asset Values of all Company assets shall be adjusted to reflect any adjustments to the tax bases of such assets pursuant to Section 743(b) or Section 734(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations and Section 5.1(vii) or Section 5.4.5 of this Agreement; provided, however, that such Gross Asset Values shall not be adjusted pursuant to this Section 4.5 to the extent an adjustment pursuant to Section 4.3 is required in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 4.5.

Section 4.6 Compliance with Applicable Treasury Regulations . The provisions of Sections 4.2, 4.3, 4.4 and 4.5 are intended to comply with Section 1.704-1(b) of the Treasury Regulations and shall be interpreted and applied in a manner consistent with such provision. In the event that the Manager determine that it is prudent to modify the manner in which Capital Accounts, or any credits or charges thereto are computed in order to comply with such Section, they may make such modification, provided it is not likely to have a material effect on the amounts distributable to any Member pursuant to Section 12.2 upon dissolution of CX. The Manager shall (i) make any adjustments that are necessary or appropriate to maintain equality between their Capital Accounts and the amount of capital reflected on CX's balance sheet, as computed for book purposes, in accordance with Section 1.704-1(b)(2)(iv)(q) of the Treasury Regulations; and (ii) make any other appropriate modifications in the event unanticipated events (e.g., the acquisition by CX of oil and gas properties) might otherwise cause this Agreement not to comply with Sec-tion 1.-704-1(b) of the Treasury Regulations.

Section 4.7 Transfers of Interests . If in any Fiscal Year a Member transfers any or all of his Interest, then such Member's Capital Account (or the portion thereof attributable to the transferred Interest) shall carry over to the transferee.

ARTICLE V
COMPUTATION AND ALLOCATION OF FINANCIAL AND TAX ITEMS

Section 5.1 Computation of Profit and Loss . The Profit (or Loss) for any Fiscal Year shall be an amount equal to the taxable income (or loss) of CX for such Fiscal Year (computed in accordance with Section 703(a) of the Code), with the following adjust-ments:

(i) any income that is exempt from federal income tax and not otherwise taken into account in computing Profit (or Loss) under this Section 5.1 shall be added to such taxable income (or loss);

(ii) any expenditures described in Section 705(a)(2)(B) of the Code or treated pursuant to Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations as expenditures described in such Section of the Code and not otherwise taken into account in computing Profit (or Loss) under this Section 5.1 shall be subtracted from such taxable income (or loss);

(iii) in the event the Gross Asset Value of any asset is adjusted pursuant to Section 4.3 or Section 4.5, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profit (or Loss);

(iv) any gain or loss resulting from the disposition during such Fiscal Year of any asset (in a taxable transaction) shall be computed by reference to the Gross Asset Value of such asset;

(v) in lieu of the depreciation (or cost recovery) or amortization with respect to any asset taken into account in computing such taxable income (or loss), there shall be taken into account depreciation (or cost recovery) or amortization in respect of such asset determined by applying the method used by CX for federal income tax purposes with respect to such asset to the Gross Asset Value of such asset (or if the tax basis of such asset is zero at the beginning of such Fiscal Year, by applying any reasonable method selected by the Managers);

(vi) any items in the nature of income, gain, expense or loss that are specially allocated pursuant to Section 5.4 or Section 5.5 shall not be taken into account; and

(vii) to the extent an adjustment to the tax basis of any asset pursuant to Section 734(b) or Section 743(b) of the Code is required pursuant to Section 1.704-1(b)(2(iv)(m) of the Treasury Regulations to be taken into account in determining Capital Accounts a result of a distribution other than in complete liquidation of a Member's Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account in computing Profit (or Loss).

The amount of the items in the nature of income, gain, expense or loss available to be specially allocated pursuant to Section 5.4 and Section 5.5 shall be determined by applying rules analogous to those set forth in this Section 5.1.

Section 5.2 Allocation of Profit . Profit for any Fiscal Year shall be allocated as follows:

(i) first, to the Members in proportion to and to the extent of the excess, if any, of (x) the aggregate amount of Loss to each such Member (or such Member's predecessors in interest) for all prior Fiscal Years pursuant to Section 5.3.2, over (y) the aggregate amount of Profit allocated to such Member (or such Member's predecessors in interest) pursuant to this Section 5.2(i) for all prior Fiscal Years;

(ii) second, to the Members in proportion to and to the extent of the excess, if any, of (x) the aggregate amount of Loss to each such Member (or such Member's predecessors in interest) for all prior Fiscal Years pursuant to Section 5.3.1(iii), over (y) the aggregate amount of Profit allocated to such Member (or such Member's predecessors in interest) pursuant to this Section 5.2(ii) for all prior Fiscal Years;

(iii) third, to the Members in proportion to and to the extent of the excess, if any, of (x) the aggregate amount of Loss to each such Member (or such Member's predecessors in interest) for all prior Fiscal Years pursuant to Section 5.3.1(ii), over (y) the aggregate amount of Profit allocated to such Member (or such Member's predecessors in interest) pursuant to this Section 5.2(iii) for all prior Fiscal Years;

(iv) fourth, to the Members in proportion to their respective Daily Percentage Interests for such Fiscal Year.

Section 5.3 Allocation of Loss .

Section 5.3.1 General Rule. Loss for any Fiscal Year shall be allocated as follows:

(i) first, to the Members in proportion to and to the extent of the excess, if any, of (x) the aggregate amount of Profit allocated to each such Member (or such Member’s predecessors in interest) for all prior Fiscal Years pursuant to Section 5.2(iv), over (y) the aggregate amount of Loss to such Member (or such Member’s predecessors in interest) pursuant to this Section 5.3.1(i) for all prior Fiscal Years;

(ii) second, to the Members in proportion to and to the extent of the excess, if any, of (x) the aggregate amount of Profit allocated to each such Member (or such Member’s predecessors in interest) for all prior Fiscal Years pursuant to Section 5.2(iii), over (y) the aggregate amount of Loss to such Member (or such Member’s predecessors in interest) pursuant to this Section 5.3.1(ii) for all prior Fiscal Years;

(iii) third, the balance to the Members in proportion to their respective Daily Percentage Interests for such Fiscal Year.

Section 5.3.2 Special Limitation. Loss allocated to the Members for any Fiscal year pursuant to Section 5.3.1 shall not exceed the maximum amount of such Loss that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of such Fiscal Year. In the event some but not all of the Members would have such Adjusted Capital Account Deficits as a consequence of an allocation of Loss for a Fiscal Year pursuant to Section 5.3.1, the limitation set forth in the first sentence of this Section 5.3.2 shall be applied so as to allocate the maximum permissible amount of such Loss to each Member under Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

Section 5.4 Special Allocations . The following special allocations shall be made in the following order:

Section 5.4.1 Minimum Gain Chargeback. Except as otherwise provided by Section 1.704-2(f) of the Treasury Regulations, if there is a net decrease in the Minimum Gain during any Fiscal Year, there shall be allocated to each Member (before any other allocation is made under this Section 5.4) items of income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in proportion to, and to the extent of, an amount equal to such Member's share of the net decrease in the Minimum Gain during such Fiscal Year (determined in accordance with Section 1.704-2(g) of the Treasury Regulations). The items to be allocated for any Fiscal Year under this Section 5.4.1 shall be determined in accordance with Section 1.704-2(j)(2) of the Treasury Regulations. This Section 5.4.1 is intended to comply with the minimum gain charge-back requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

Section 5.4.2 Member Minimum Gain Chargeback. Except as otherwise provided by Section 1.704-2(i)(4) of the Treasury Regulations, if during any Fiscal Year there is a net decrease in the Member Minimum Gain attributable to a Member Nonrecourse Debt, there shall be allocated (before any allocation for such Fiscal Year is made under this Section 5.4 [other than Section 5.4.1]) to each Member with a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt (as determined under Section 1.704-2(i)(5) of the Treasury Regulations) items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in proportion to, and to the extent of such Member's share of the net decrease during such Fiscal Year in the Member Minimum Gain attributable to such Member Nonrecourse Debt (determined under Section 1.704-2(i)(4) of the Treasury Regulations). The items to be allocated for any Fiscal Year under this Section 5.4.2 shall be determined in accordance with Section 1.704-2(j)(2) of the Treasury Regulations. This Section 5.4.2 is intended to comply with the partner minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Treasury Regulations and shall be interpreted consistently therewith.

Section 5.4.3 Qualified Income Offset. If during any Fiscal Year any Member unexpectedly receives any adjustment described in Section 1.704-1(b)(2)(ii)(d)(4) to the Capital Account maintained for him on the books of CX, any allocation described in Section 1.704-1(b)(2)(ii)(d)(4), or any distribution described in Section 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations to such Member; there shall be allocated (before any allocation is made under this Section 5.4 [other than Sections 5.4.1 or 5.4.2]) to such Member items of income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 5.4.3 shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided in this Section 5.4 have been tentatively made as if this Section 5.4.3 were not in the Agreement. Any allocation of income or gain for any Fiscal Year made under this Section 5.4.3 shall consist of a pro rata portion of each item of income of CX (including gross income) and gain for such period (other than income or gain for such period allocated under Section 5.4.1 or Section 5.4.-2).

Section 5.4.4 Gross Income Allocation. If there is a deficit balance in the Capital Account of any Member at the end of any Fiscal Year which is in excess of the amount of such Member's Deficit Restoration Obligation at that time, each such Member shall be specially allocated items of income and gain in the amount of such excess as quickly as possible, provided that an allocation to a Member pursuant to this Section 5.4.4 shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such Deficit Restoration Obligation after all other allocations provided for in this Section 5.4 have been made as if Section 5.4.3 and this Section 5.4.4 were not in the Agreement.

Section 5.4.5 Section 754 Adjustments. To the extent an adjustment pursuant to Section 734(b) or Section 743(b) of the Code to the tax basis of any asset is required pursuant to Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4) of the Treasury Regulations to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member's Interest or as the result of the sale of a Member's Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in CX in the event Section 1.704-1(b)(2)(iv)(m)(2) of the Treasury Regulations applies, or to the distributee in the event Section 1.704-1(b) (2)(iv)(m)(4) of the Treasury Regulations applies.

Section 5.4.6 Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated as determined by the Managers in a manner that is consistent with the prin-ciples of Sections 1.704-1 and 1.704-2 of the Treasury Regulations.

Section 5.4.7 Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(1) of the Treasury Regulations.

Section 5.4.8 Allocations of Issuance Items. Any Issuance Items shall be allocated among the Members so that, to the extent possible, the net amount of such Items, together with all other allocations under this Agreement to each Member shall be equal to the net amount that would have been allocated to each Member if such Items had not been realized.

Section 5.5 Curative Allocations . All Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of items in the nature of income, gain, expense, or loss pursuant to this Section 5.5. The Managers shall make such offsetting special allocations in his discretion so that, after such offsetting allocations are made, the balance of the Capital Account maintained for each Member is, to the extent possible, equal to the balance such Member would have had with respect to such Capital Account if the Regulatory Allocations were not part of the Agreement and all items of CX were allocated pursuant to Section 5.2 and Section 5.3. In exercising their discretion under this Section 5.5, the Managers shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

Section 5.6 Other Allocation Rules .

Section 5.6.1 Allocations Where Members' Interests Vary. If during any taxable year of CX there is a change in any Member's interest in CX, then each Member's distributive share of each item of Company income, gain, loss and deduction shall be determined for federal income tax purposes as if the taxable year of CX closed on the date of such change. For purposes of this Section 5.6.1, a transfer of an interest in CX made during the first fifteen (15) days of any calendar month will be deemed to have been effected at the opening of month, and a transfer made after the fifteenth day of any calendar month will be deemed to have been effected at the opening of the following month.

Section 5.6.2 Excess Nonrecourse Liabilities. Solely for purposes of determining a Member's proportionate share of the "excess nonrecourse liabilities" (within the meaning of Section 1.752-3(a) of the Treasury Regulations), To the extent that any Nonrecourse Liability is an Excess Nonrecourse Liability, the portion of such Excess Nonrecourse Liability equal to the excess, if any, of (x) the amount of any taxable gain that would be taxable to a Member under Section 704(c) of the Code (or in the same manner as Section 704(c) of the Code in connection with a revaluation of Company property) over (y) the portion of the gain with respect to such property described in Section 1.752-3(a)(2) of the Treasury Regulations shall be allocated to such Member, and the remaining amount of such Excess Nonrecourse Liability shall be allocated among the Members in proportion to their respective Percentage Interests.

Section 5.7 Allocation of Tax Items . For federal and state income tax purposes, Company income gain, loss, deduction and credit (or items thereof) for any Fiscal Year shall be allocated as follows:

Section 5.7.1 General Rule. Except as provided in Sections 5.7.2 and 5.7.3, all items of income, gain, loss, deduction and credit shall be allocated in the same manner as the correlative items are allocated under Sections 5.2, 5.3, 5.4.5, 5.5 and 5.6.

Section 5.7.2 Section 704(c) Considerations. Items of income, gain, loss and deduction with respect to any asset contributed to the capital of CX shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such asset to CX for federal income tax purposes and the gross fair market value of such asset at the time of contribution. In the event the Gross Asset Value of any asset contributed to the capital of CX is adjusted pursuant to Section 4.3, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset to CX for federal income tax purposes and the book value of such asset immediately following such revaluation in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder. Any elections or other decisions relating to allocations made pursuant to this Section 5.7.2 shall be made by the Manager in any manner that reasonably reflects the purposes and intentions of this Agreement.

Section 5.7.3 Recapture Income. For purposes of determining the character (as ordinary income or capital gain) of any taxable income of CX, such portion of the taxable income of CX which is treated as ordinary income attributable to the recapture of depreciation (or cost recovery) shall, to the extent possible, be allocated among the Members (or their successors in interest) in the same proportions that the depreciation (or cost recovery) deductions directly or indirectly giving rise to such income were previously allocated. This Section 5.7.3 shall not alter the amount of allocations to any Member but merely the character of income so allocated.

ARTICLE VI
DISTRIBUTIONS

Section 6.1 Distributions .

Section 6.1.1 Annual Distributions. Subject to the provisions of section 3.4.2, at such times as the Managers deem advisable, Net Cash Flow for any Fiscal Year shall be distributed to the Members in proportion to the positive balances of their respective Capital Accounts after taking into account all allocations under Article V.

Section 6.2 Amounts Withheld . All amounts withheld pursuant to the Code and the Treasury Regulations or any provision of any state or local tax law or the law of any foreign country or subdivision thereof with respect to any payment, distribution, or allocation to CX or the Members shall be treated as amounts distributed to the Members pursuant to Section 6.1 for all purposes under this Agreement. CX is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, state, or local government or foreign government or any subdivision thereof any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, or local law or the law of any foreign country or subdivision thereof and shall allocate such amounts to the Members with respect to which such amount was withheld.

Section 6.3 Liability for Distributions . A Member who receives a distribution for CX shall have no liability under the Act or any other applicable law for the amount of the distribution after the expiration of six (6) years from the date of the distribution unless an action to recover the distribution from such member is commenced prior to the expiration of such six- (6-) year period and an adjudication of liability against such Member is made in such action.

Section 6.4 Non-cash Distributions. If any non-cash assets of CX shall be distributed in kind, such assets shall be distributed on the basis of the then fair market value thereof as determined by CX. In the case of a non-cash distribution, CX will be deemed to have recognized income or loss as if the distributed property were sold for fair market value on the date of distribution as determined in good faith by the Managers and the Capital Accounts of the Members will be adjusted accordingly.

ARTICLE VII
MANAGEMENT OF CX

Section 7.1 Management. Management and control of the affairs of CX shall be vested in the Manager. The Manager of CX will require approval of a Majority-in-Interest, except that a Manager that is not an affiliate of the Majority-in-Interest will require unanimous approval of the Members. The rights and powers of the Manager shall be exercised by it in the manner set forth herein. Any action by the Managers shall require the affirmative vote of each Manager.

Section 7.2 Number, Tenure and Qualifications . The number of Managers of CX shall be fixed from time to time by a Majority-in-Interest. The initial number of Managers shall be one (1). The initial Manager shall be Xethanol. A Manager shall hold office until he it has resigned or been removed from office or becomes unable to serve as a Manager of CX. A Manager may be, but need not be a Member.

Section 7.3 Specific Powers of the Managers . In addition to the powers now or hereafter granted by law and as otherwise provided for in this Agreement, the Managers for, and in the name and on behalf of CX, shall have the power, either directly or through one or more intermediaries, to:

(i) acquire by purchase, lease or otherwise any real or personal property which may be necessary to the accomplishment of the purposes of CX;

(ii) operate, maintain, finance, improve construct, own, grant options with respect to, sell, convey, assign or lease any real or personal property which may be necessary to the accomplishment of the purposes of CX;

(iii) incur indebtedness or issue evidences of indebtedness which may be necessary to the purposes of CX and secure the same by mortgage, pledge, or other lien on any assets of CX;

(iv) execute any and all agreements, contracts, documents, certifications, and instruments which may be necessary in connection with the acquisition, financing, operation, and sale of any assets of CX;

(v) prepay in whole or in part, refinance, recast, increase, modify, or extend any borrowings or indebtedness of CX and, in connection therewith, to execute any extensions, consolidations, modifications, or renewals of any mortgages on any assets of CX;

(vi) perform, or cause to be performed, all of CX's obligations under any agreement to which CX is a party or is otherwise bound;

(vii) prosecute, defend, or compromise upon such terms as they may determine and upon such evidence as they may deem sufficient, any obligation, suit, liability, cause of action, claim, either in favor of or against CX;

(viii) employ employees, agents, attorneys, auditors, accountants, and depositories and to pay fees, expenses, and other compensation to such persons;

(ix) cause title to assets owned by CX to be held or registered in CX name or in the name of a nominee or in street name;

(x) establish and maintain reserves for such purposes and in such amounts as the Managers deem appropriate from time to time;

(xi) make appropriate elections permitted under applicable tax law, provided, however, that such elections shall not in the opinion of counsel to CX or of the Accountants be disadvantageous to any Member;

(xii) withhold income taxes, as required by, and otherwise comply with and take actions necessary as a result of, provi-sions of the Code, requiring withholding;

(xiii) take any action necessary to avoid the assets of CX being treated as assets of any employee benefit plan subject to the Employee Retirement Income Security Agreement of 1974; and

(xiv) engage in any kind of activity and perform and carry out contracts of any kind necessary to, in connection with, or incidental to, the accomplishment of the purposes of CX, as may be lawfully carried on or performed by a limited liability company under the laws of the State of Delaware and in each state where CX is then formed or has qualified or does business.

Section 7.4. Liability for Certain Acts . Each Manager shall exercise its business judgment in managing the business, operations, and affairs of CX. Unless fraud, deceit, gross negligence, willful misconduct, or a wrongful taking shall be proved by a nonappealable court order, judgment, decree, or decision, a Manager shall not be liable or obligated to the Members for any mistake of fact or judgment or for the doing of any act or the failure to do any act by the Manager in conducting the business, operations, and affairs of CX, which may cause or result in any loss or damage to CX, its Managers, or its Members. No Manager, in any way, guarantees the return of the Members' Capital Contributions or a profit for the Members from the operations of CX. No Manager shall be responsible to any Members because of a loss of their investments or a loss in operations, unless the loss shall have been the result of fraud, deceit, gross negligence, willful misconduct, or a wrongful taking by such Manager proved as set forth in this Section 7.4.

Section 7.5. Manager Has No Exclusive Duty to CX .

Section 7.5.1 No Obligation to Devote Full Time. Each Manager shall be required to devote such time to the affairs of CX as may be necessary to manage and operate CX, and shall be free to serve any other Person or enterprise in any capacity that such Manager may deem appropriate.

Section 7.5.2 Transactions with Affiliates. To the extent permitted by applicable law, each Manager is hereby authorized to cause CX to (a) purchase property from, (b ) sell property to, (c) enter into strategic alliance, management or other agreements with or (d) otherwise deal with, any Member or any Affiliate thereof; provided that such purchase, sale or other transaction shall be made on terms which are no less favorable to CX or than if such purchase, sale or other transaction had been made with an independent third party.

Section 7.5.3 Other Businesses. Insofar as permitted under applicable law, neither this Agreement nor any activity undertaken pursuant hereto shall prevent any Manager from engaging in whatever activities, or investing in whatever businesses, it chooses in addition to those relating to CX. Neither CX nor any Mem-ber shall have any right, by virtue of this Agreement, to share or participate in such other activities or investments of any Manager or to the income or proceeds derived therefrom.

Section 7.6 Indemnification of the Managers . Each Manager shall be indemnified by CX under the following circumstances and in the manner and to the extent indicated:

(i) In any threatened, pending, or completed action or proceeding to which such Manager was or is a party or is threatened to be made a party by reason of the fact that he is or was a Manager of CX (other than an action by or in the right of CX) involving an alleged cause of action for damages arising from the performance of its activities on behalf of CX (an “Action”), CX shall indemnify such Manager against expenses, including attorney's fees and disbursements, judgments, and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if such Manager acted in good faith and in a manner it reasonably believed to be in or not opposed to the best interests of CX, and provided that its conduct has not been found by a nonappealable court judgment, order, decree or decision to constitute fraud, deceit, gross negligence, willful misconduct, or a wrongful taking. The termination of any action, suit or proceeding by judgment, order, or settlement shall not, of itself, create a presumption that such Manager did not act in good faith and in a manner which it reasonably believed to be in or not opposed to the best interests of CX.

(ii) CX shall pay for or reimburse the reasonable expenses incurred by the Manager in connection with any such Action in advance of the final disposition thereof if the Manager sets forth in writing: (i) an affirmation of the Manager’s good faith belief that he is entitled to indemnification under this Section; and (ii) the Manager’s agreement to repay all advances if it is ultimately determined that he is not entitled to indemnification under this Section.

(iii) The indemnification set forth in this Section 7.6 shall in no event cause the Members to incur any liability beyond their total Capital Contributions plus their share of any undistributed profits of CX, nor shall it result in any liability of the Members to any third party.

(iv) Nothing in this Section 7.6 shall be deemed to diminish or otherwise restrict such Manager’s right pursuant to any vote of the Members, applicable law or otherwise.

Section 7.7 Resignation . A Manager of CX may resign at any time by giving notice to the Members of CX. The resignation of such Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 7.8 Removal . A Manager may be removed at any time, with or without cause, by the affirmative action of a Majority-in-Interest.

Section 7.9 Vacancies . Any vacancy occurring as a result of the resignation or removal of a Manager shall be filled by a Majority-in-Interest. A Manager designated to fill a vacancy shall hold office until its resignation or removal.

Section 7.10 Compensation and Reimbursement .

Section 7.10.1 Compensation. Xethanol shall not receive compensation for its services as a Member without the unanimous consent of the other Members.

Section 7.10.2 Reimbursement. Xethanol shall be entitled to reimbursement of all amounts disbursed it him or his Affiliates to unaffiliated persons in connection with the organization of CX, and each Manager shall be entitled to reimbursement of all reasonable expenses actually incurred or paid by it in connection with the performance of its duties as a Manager.

ARTICLE VIII
ACTS OF MEMBERS AND MEMBER MEETINGS

Section 8.1 Voting Rights . On matters subject to a vote of the Members, each Member shall have the number of votes equal to the number of units of interest votes set forth opposite such Member's name on the schedule attached hereto as Exhibit A. If a Member transfers all or part of his Units of Interest, then such Member's votes (or the portions thereof attributable to the transferred Interest) shall carry over to the transferee.

Section 8.2 Meetings of the Members .

Section 8.2.1 Procedures. Meetings of the Members may be called by any Member possessing at least twenty (20%) percent of the of the absolute number of votes entitled to be cast by the Members on matters subject to a vote of the Members. The notice shall state the place, date and time of the meeting, and may, but shall not be required to, state the purpose of the meeting and the business to be transacted. Notice of any such meeting shall be given to all Members not less than one (1) day nor more than thirty (30) days prior to the date of such meeting. No notice of any meeting of Members need be given to any Member who attends in person or is represented by duly executed proxy, or to any Mem-ber entitled to such notice who, in a writing executed and filed with the records of the meeting, either before or after the time thereof, waives such notification. Members may vote in person, by proxy or by telephone at such meeting and may waive advance notice of such meeting. The presence in person or by proxy of a Majority-in-Interest shall constitute a quorum for all meetings of the Members. Each meeting of Members shall be held at CX's principal place of business or at any other location set forth in the notice thereof. At such mee-tings, the Members shall transact such business as may properly be brought before the meeting, whether or not notice of such meeting referenced the action taken at such meeting.

Section 8.2.2 Manner of Acting. If a quorum is present at a meeting of Members, any action required or permitted to be taken at a meeting of the Members shall be authorized by the affirmative vote of the Members possessing a majority of the votes entitled to be cast by those present at the meeting, unless the vote of a greater or lesser proportion is otherwise required by the Act.

Section 8.2.3 Record Date. For the purpose of determining the Members entitled to notice of, or to vote at, any meeting of the Members or any adjournment thereof, the Member calling the meeting may fix, in advance of sending of the notice, a date as the record date for any such determination. Such date shall not be more than thirty (30) days nor less than one (1) day be-fore any such meeting.

Section 8.2.4 Proxies. Each Member may authorize any person or persons to act for him by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or his attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

Section 8.2.5 Management of Meetings. The Member present in person or by proxy possessing the largest number of votes possessed by any of the Members so present at a meeting of the Members shall preside at and conduct such meeting.

Section 8.2.6 Meetings by Conference Telephone. Any action required to be taken at a meeting of the Members may be taken at a meeting held by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such a meeting shall constitute presence in person at such meeting.

Section 8.2.7 Actions Without a Meeting. Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting by written action signed by a Member or Members who possess the number of votes equal to the number of votes that would be required to take the same action at a meeting of the Members at which all Members were present. The written action is effective when signed by Members possessing the required number of votes, unless a different effective time is provided in the written action. When written action is taken by less than all Members, CX will promptly notify all Members of the action's text and effective date. Failure to provide the notice, however, shall not invalidate the written action.

ARTICLE IX
BOOKS OF ACCOUNT;FINANCIAL STATEMENTS; FISCAL MATTERS

Section 9.1 Accounting, Books and Records .

Section 9.1.1 Required Records. The Managers shall keep on site at CX’s principal place of business each of the following:

(i) separate books of account for CX which shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection therewith and the operation thereof in accordance with this Agreement;

(ii) a current list, setting forth in alphabetical order, of the full name and last known mailing address of each Member, both past and present;

(iii) a current list, setting forth in alphabetical order, of the full name and last known mailing address of each Manager, both past and present;

(iv) a copy of the Articles of Organization and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

(v) copies of CX's federal, state, and local income tax returns and reports, if any, for the three most recent years;

(vi) copies of this Agreement; and

(vii) any minutes of meetings of the Members and any written consents obtained from Members pursuant to Section 8.2.7 hereof regarding action taken by Members without a meeting.

Section 9.1.2 Accounting Matters. The books of account of CX shall be kept on a calendar year basis in accordance with generally accepted accounting principles. CX shall, to the extent permitted by the Code, compute its income (and items thereof) for federal income tax purposes on the basis of the calendar year using the cash method of accounting.

Section 9.1.3 Access to Records. After giving reasonable advance written notice to CX stating under oath the purpose thereof, any Member may inspect and review the items described in Section 9.1.1 for any proper purpose and may, at the Member's expense, have CX make copies of any portion or all of such items. A proper purpose shall mean a purpose reasonably related to such person's interest as a Member. Unless CX agrees otherwise, all Member access to such items must take place during CX's regular business hours. CX may impose additional reasonable conditions and restrictions on members' access to such items, including specifying the amount of advance notice a Member must give and the charges imposed for copying.

Section 9.2 Reports .

Section 9.2.1 Generally. The Managers shall be responsible for causing the preparation of financial reports of CX and the coordination of financial matters of CX with the Accountants.

Section 9.2.2 Annual Reports. Within sixty (60) days after the close of each Fiscal Year, CX shall send to each person who was a Member at any time during the Fiscal Year then ended (i) the consolidated balance sheet of CX as of the close of such Fiscal Year and the related consolidated statements of income, changes in Members' equity and changes in financial position for such Fiscal Year, and to the extent requested by a Majority-in-Interest, accompanied by an independent auditors' report, the opinion of the Accountants and, to the extent CX was in existence, corresponding figures as of and for the immediately preceding Fiscal Year set forth in comparative form, which financial statements (including the notes thereto) shall be prepared in accordance GAAP, consistently applied with prior periods, except as indicated in the notes thereto and in the accompanying opinion of the Accountants; and (ii) a statement of the balances as of the close of the Fiscal Year of the Capital Account maintained for such person (which need not be audited).

Section 9.3 Tax Matters .

Section 9.3.1 Tax Elections. The Managers shall, without any further consent of the Members being required, make any and all elections for federal, state, local, and foreign tax purposes, including any election, if permitted by applicable law (i) to adjust the basis of CX's assets pursuant to Sections 754, 734(b) and 743(b) of the Code (or comparable provisions of state, local or foreign law); (ii) to extend the statute of limitations for assessment of tax deficiencies against the Members with respect to adjustments to CX's federal, state, local or foreign tax returns; and (iii) to the extent provided in Sections 6221 through 6231 of the Code and similar provisions of federal, state, local, or foreign law, to represent CX and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting CX or the Members in their capacities as Members, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with re-spect to such tax matters or otherwise affect the rights of CX and the Members.

Section 9.3.2 Tax Information. CX shall use its best efforts to send, within ninety (90) days after the close of each Fiscal Year, to each Person who was a Member at any time during the Fiscal Year then ended, such tax information (including a Schedule K-1) as shall be necessary for the preparation by such Person of his or her federal and state income tax returns, and any other tax return required by any jurisdiction in which CX is formed or qualified to conduct business.

Section 9.4 Tax Matters Partner . Xethanol shall serve as the tax matters partner of CX within the meaning of Section 6231(a)(7) of the Code and the Treasury Regulations promulgated thereunder for purposes of representing CX in administrative proceedings relating to the federal income tax treatment of items of Company income, gain, loss, deduction, or credit. In his capacity as the tax matters partner of CX, Xethanol shall have all authority granted to a tax matters partner by the Code and shall have the right, at Company expense, to retain professional assistance in connection with any audit of CX by the Internal Revenue Service.

ARTICLE X
PARTITION

No Member shall either directly or indirectly take any action to require partition, file a bill for a Company accounting or appraisement of CX or any of its assets or properties or cause the sale of any Company property and, notwithstanding any provision of applicable law to the contrary, each Member (and his legal representatives, successors and assigns) hereby irrevocably waives any and all rights he may have to maintain any action for partition or to compel any sale with respect to his Interest, or with respect to any assets or properties of CX, except as expressly provided in this Agreement.

ARTICLE XI
TRANSFERS; RESTRICTIONS ON TRANSFERS;ADDITIONAL MEMBERS; RESIGNATIONS

Section 11.1 General Restriction on Transfers. No Member shall Transfer any or all of his Interest without the consent of a Majority-in-Interest.

Section 11.2 Permitted Transfers. Subject to the provisions of Section 11.3, (i) any Member may transfer all or part of its Interest to any entity all of the ownership interests and voting power of which is owned (or is considered to be owned pursuant to the provisions of Section 318(a) of the Code) by such Member, or in connection with the corporate reorganization of such Member

Section 11.3 Additional Members. Additional members may be admitted to CX upon (i) the unanimous consent of the Members, and (ii) the agreement of the new Member in writing to be bound by the terms of this Agreement.

ARTICLE XII
DISSOLUTION AND WINDING UP

Section 12.1 Dissolution Events .

Section 12.1.1 Dissolution. CX shall dissolve and shall commence winding up and liquidating upon the first to occur of any of the following events:

(i) the vote of a Majority-in-Interest to dissolve, wind up, and liquidate CX; or

(ii) the entry of a decree of judicial dissolution under Section 702 of the Act.

The death, retirement, resignation, expulsion or Bankruptcy of a Member or the occurrence of any other event which terminates the continued membership of a Member in CX shall not result in the dissolution or liquidation of CX and the business of CX shall continue notwithstanding the occurrence of such event. The foregoing sentence shall be deemed to be a stated right to continue by CX in conformity with clause (3) of Section 701(d) of the Act. Notwithstanding any provision of the Act, CX shall not dissolve prior to the occurrence of a Dissolution Event.

Section 12.2 Winding Up . Upon the occurrence of a Dissolution Event, CX shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of CX's business and affairs, provided that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Members until such time as all of CX's assets have been distributed pursuant to this Section 12.2 and the Articles of Dissolution have been filed in accordance with the Act. The Liquidator shall be responsible for supervising the winding up and dissolution of CX, which winding up and dissolution shall be completed as expeditiously as possible. Such person shall take full account of CX's liabilities and assets and shall cause its assets or the proceeds from the sale thereof (as determined pursuant to Section 12.9), to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:

(i) first, to creditors (including Members who are creditors, to the extent otherwise permitted by law) in satisfaction of all of CX's debts and other liabilities (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to Members and former Members under Sections 18-601 or 18-604 of the Act;

(ii) second, except as provided in this Agreement, to Members and former Members in satisfaction of liabilities for distributions under Sections 18-601 or 18-604 of the Act; and

(iii) the balance, if any, to the Members in proportion to the positive balances in their respective Capital Accounts (determined after giving effect to all contributions, distributions and allocations for all periods).

No Member shall receive additional compensation for any services performed pursuant to this Section 12.2.

Section 12.3 Compliance with Certain Requirements of Regulations; Deficit Capital Accounts . In the event CX is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), (i) distributions shall be made pursuant to this Section 12.3 to the Members who have positive Capital Accounts in compliance with Section 1.704-1(b)(2)(ii)(B)(2) of the Treasury Regulations. If any Member has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all Fiscal Years, including the Fiscal Year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of CX with respect to such deficit, and such deficit shall not be considered a debt owed to CX or to any other person for any purpose whatsoever. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Mem-bers pursuant to this Article XII may be:

(i) distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to CX, and paying any contingent or unforeseen liabilities or obligations of CX and distributed from such trust to the Members from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by CX would otherwise have been distributed to the Members pursuant to Section 12.2; or

(ii) withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to CX, provided that such withheld amounts shall be distributed to the Members as soon as practicable.

Section 12.4 Deemed Distribution and Recontribution. Notwithstanding any other provision of this Article XII, in the event CX is liquidated within the meaning of Section 1.706-1 (b)(2)(ii)(g) of the Treasury Regulations but no Dissolution Event has occurred, CX shall not be liquidated, CX's debts and other liabilities shall not be paid or discharged, and CX's affairs shall not be wound up. Instead, solely for federal income tax purposes, CX shall, to the extent required by applicable Treasury Regulations, be deemed to have contributed its assets in-kind to a new limited liability company, which shall be deemed to have taken such assets subject to all debts of CX and other liabilities, in exchange for all of the ownership interests in that new company. Immediately thereafter, CX shall, to the extent required by applicable Treasury Regulations, be deemed to have distributed such interests in-kind to the Members.

Section 12.5 Rights of Members . Except as otherwise provided in this Agreement, each Member shall look solely to the assets of CX for the return of his Capital Contribution and has no right or power to demand or receive assets other than cash from CX. If the assets of CX remaining after payment or discharge of the debts or liabilities of CX are insufficient to return such Capital Contribution, the Members shall have no recourse against CX or any other Member.

Section 12.6 Notice of Dissolution/Termination .

Section 12.6.1 In the event a Dissolution Event occurs, the Liquidator shall, within thirty (30) days thereafter, provide written notice thereof to each of the Members and to all other parties with whom CX regularly conducts business and shall publish notice thereof in a newspaper of general circulation in each place in which CX regularly conducts business.

Section 12.6.2 Upon completion of the distribution of its assets as provided in this Article XII, CX shall be terminated, and the Liquidator shall cause the filing of the Articles of Dissolution pursuant to Section 705 of the Act and shall take all such other actions as may be necessary to terminate CX.

Section 12.7 Allocations During Period of Liquidation . During the period commencing on the first day of the Fiscal Year during which a Dissolution Event occurs and ending on the date on which all of the assets of CX have been distributed to the Members pursuant to Section 12.2), the Members shall continue to share Profits, Losses, gain, loss and other items of Company income, gain, loss or deduction in the manner provided in Article V.

Section 12.8 Certain Arrangements Relating to Liquidation .

Section 12.8.1 Appointment. The Managers (or such other person or entity designated by a Majority-in-Interest) at the time that a Dissolution Event first occurs shall oversee the liquidation of CX.

Section 12.8.2 Fees. CX is authorized to pay a reasonable fee to the Liquidator for his services performed pursuant to this Article XII and to reimburse the Liquidator for his reasonable costs and expenses incurred in performing those services.

Section 12.9 Form of Liquidating Distributions . For purposes of making distributions required by Section 12.2, the Liquidator may determine whether to distribute all or any portion of CX's assets in-kind or to sell all or any portion of such assets and distribute the proceeds therefrom.

ARTICLE XIII
REMEDIES FOR BREACH

Section 13.1 Specific Enforcement . All breaches of this Agreement are subject to specific enforcement, without prejudice to the right to seek damages or other remedies; it being acknowledged by CX and each of the Members that irreparable damage would result in the event any of the provisions hereof are not performed in accordance with their specific terms or are otherwise breached.

Section 13.2 Attorneys Fees and Expenses . If CX or a Member resorts to litigation to remedy a breach of this Agreement by a Member (or former Member) or CX, as the case may be, and either party prevails in the litigation, in addition to any other remedies available to the such prevailing party under this Agreement or by law, such prevailing party may collect its reasonable attorneys fees and expenses of litigation from the other party.

ARTICLE XIV
AMENDMENTS

A Majority-in-Interest may, without prior notice to or consent of any other Member, amend any provision of this Agreement; provided, however, that no amendment (other than an amendment that a Majority-in-Interest deems necessary of appropriate to reflect an action taken pursuant to Section 3.3) that has the effect of increasing the liability of any Member or adversely affecting any Member's interest in the income, gain or loss of CX or in cash distributions by CX may become effective unless affirmatively consented to by all Members who would be adversely affected thereby. Written notice of any amendment to this Agreement effected pursuant to this Article XIV shall be sent to all Members within a reasonable period of time after its adoption.

ARTICLE XV
MISCELLANEOUS

Section 15.1 Notices . All notices permitted or required to be given by this Agreement shall be in writing and shall be deemed to be duly given if given personally with receipt acknowledged or sent, by registered or certified mail, return receipt requested, or by fax, or by overnight courier for next day delivery, addressed to CX at its principal office, and addressed to the respective Members at their addresses set forth on the schedule annexed hereto as Exhibit A, unless notice in writing is given of a change of address in the manner set forth herein, in which case notices shall be sent to the new address so designated. Notice of change of address shall be deemed given when actually received or upon refusal to accept delivery thereof; all other notices shall be deemed given and received on the earlier of (i) the date when actually received or upon refusal to accept delivery thereof, or (ii) on the date when personally delivered, one (1) day after being sent by telex, fax or overnight courier and three days after mailing, as aforesaid.

Section 15.2 Consents . Any consent required under the Agreement must be in writing.

Section 15.3 Binding Effect . Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their successors and assignors.

Section 15.4 Further Actions . Each of the Members shall hereafter execute and deliver such further instruments, including written powers of attorney, and perform such further acts as may be required to carry out the intent and purposes of the Agreement.

Section 15.5 Headings and Captions . All headings and captions contained in the Agreement and the table of contents hereto are inserted only as a matter of convenience and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.

Section 15.6 Relationship of this Agreement to the Default Rules . Regardless of whether this Agreement specifically refers to particular Default Rules, (i) if any provision of this Agreement conflicts with a Default Rule, such provision shall control and the Default rule shall be modified or negated accordingly; and (ii) if it is necessary to construe a Default Rule as modified or negated in order to effectuate any provision of this Agreement, such Rule shall be modified or negated accordingly.

Section 15.7 Relationship of this Agreement to the Certificate of Formation . If a provision of this Agreement differs from a provision of the Certificate of Formation, then to the extent allowed by law this Agreement will govern.

Section 15.8 Counterparts . This Agreement may be executed in one or more counterparts and all such counterparts shall constitute one Agreement binding on all the parties notwithstanding that all the parties are not signatories to the original or the same counterpart.

Section 15.9 Creditors and Other Third Parties . None of the provisions of this Agreement are made for the benefit of, or shall be enforceable by, any creditor of CX or any other Person who is not a Member.

Section 15.10 Governing Law. This Agreement shall, except as otherwise expressly provided herein, be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflict of laws provisions thereof.

Section 15.11 No Waiver. The failure of any party to insist upon strict performance of any provision hereof, irrespective of the length of time for which such failure continues, shall not be a waiver of such party's right to demand strict compliance in the future, and no consent or waiver, express or implied, to any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to any other breach or default in the performance of the same or any other obligation hereunder.

Section 15.12 Integration. This Agreement constitutes the entire agreement among the parties with respect to CX, superseding all oral and written, prior or contemporaneous agreements, discussions, negotiations, or understandings.

Section 15.13 Severability. If any provision of this Agreement, or the application to any party or circumstance, shall be determined by a court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such Person or circumstance, other than those as to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Xethanol Corporation		Coastal Energy Development, Inc.

By:	/s/ Lawrence S. Bellone	By:	/s/ Chandler Hadlock
	Chief Financial Officer		President

 EXHIBIT A

MEMBERSHIP ROSTER; CAPITAL CONTRIBUTIONS

Name and Address of Member	Initial Capital Contribution	Total Capital Contribution	Number of Membership Units

Xethanol Corporation 1185 Avenue of the Americas New York, NY 10036	$5,700.00	$40,000.00	8
Coastal Energy Development, Inc. 2 East Bryan Street, Suite 610, Savannah, Georgia 31401	$4,300.00	$10,000.00	2